UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2301 Hwy. 190 West, DeRidder, LA 70634-6006
(800) 256-9052       (337) 463-9052

April 5, 2006

Dear AMERISAFE Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of AMERISAFE, Inc. The meeting will be held on Monday, May 15, 2006, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana. This will be our first shareholders meeting since completing the initial public offering of our common stock.
     Information about the meeting and the nominees for election as directors is presented in the following Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, management will report on the Company’s operations during 2005 and comment on our outlook for 2006. The report will be followed by a question and answer period.
     We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.
     We look forward to seeing you at the meeting on May 15th.

Sincerely,

/s/ C. Allen Bradley, Jr.
C. Allen Bradley, Jr.
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1
PROPOSAL 2
THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
SHAREHOLDER RETURN PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
OTHER MATTERS
Appendix A

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 15, 2006

     The 2006 Annual Meeting of Shareholders of AMERISAFE, Inc. (the “Company”) will be held on May 15, 2006, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana. The meeting will be held for the following purposes:
(1)	to elect two directors to serve until the 2009 Annual Meeting of Shareholders;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and

(3)	to transact such other business as may properly come before the meeting.
     Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock and Series C convertible preferred stock as of the close of business on March 24, 2006 are entitled to notice of, and to vote at, the meeting.
     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for 2005.

By Order of the Board of Directors,

/s/ Arthur L. Hunt
Arthur L. Hunt
Executive Vice President,
General Counsel and Secretary
DeRidder, Louisiana
April 5, 2006

IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, INC.
2301 Highway 190 West
DeRidder, Louisiana 70634

PROXY STATEMENT

     This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2006 Annual Meeting of Shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about April 5, 2006.
     Record holders of the Company’s common stock and Series C convertible preferred stock as of the close of business on March 24, 2006 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of March 24, 2006, there were 17,440,000 shares of common stock outstanding. Each record holder of Series C convertible preferred stock on that date is entitled to one vote for each share of common stock that would be issuable upon the conversion of all the shares of Series C convertible preferred stock held by that holder. As of March 24, 2006, there were 300,000 shares of Series C convertible preferred stock outstanding entitling those holders to an aggregate of 1,457,724 votes. Holders of common stock and Series C convertible preferred stock will vote together as a single class on all matters to be voted on by shareholders of the Company at the Annual Meeting. As of March 24, 2006, record holders of the Company’s common stock and Series C convertible preferred stock are entitled to an aggregate of 18,897,724 votes.
     You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.
     If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:
•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.
     All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock or Series C convertible preferred stock represented by your proxy will be voted:
•	FOR the election of each of the two director nominees to serve a three-year term expiring at the 2009 Annual Meeting of Shareholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

     If you own shares of common stock or Series C convertible preferred stock held in “street name,” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
     Holders of a majority of the combined voting power of the outstanding shares of the Company’s common stock and Series C convertible preferred stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock and Series C convertible preferred stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee.
     The Company pays the costs of soliciting proxies. Our employees may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of the Company’s common stock and Series C convertible preferred stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
     At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our 2009 Annual Meeting of Shareholders. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Paul B. Queally and Thomas W. Hallagan.
     Paul B. Queally is currently a director and has served as a director of the Company since 1997.
     Thomas W. Hallagan was recommended to the Nominating and Corporate Governance Committee by C. Allen Bradley, Jr., the Chairman, President and Chief Executive Officer of the Company. Mr. Hallagan previously served as a director of the Company from June 1998 to January 2000. Pursuant to the Company’s bylaws, the Board has authorized an increase in the number of directors from five to six. Mr. Hallagan was nominated to fill this newly created vacancy.
The Board recommends a vote “FOR” election of each of the nominees.
Nominees to be Elected at this Annual Meeting
     Thomas W. Hallagan, age 44, is currently a private investor. He was Managing Director–Head of U.S. Private Equity for Najeti Ventures, LLC, a private equity investment firm, from May 2002 until December 2005. From 2000 until May 2002, Mr. Hallagan was a private investor. Mr. Hallagan has served on numerous public and private company boards and was a certified public accountant with Deloitte Haskins & Sells.
     Paul B. Queally, age 42, has served as a director of the Company since 1997. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, that he joined in 1996. Mr. Queally also serves as a director of AmCOMP Incorporated, Ameripath, Inc., Concentra Operating Corporation, MedCath Corporation, United Surgical Partners International, Inc. and several private companies.
Directors Whose Terms Expire at the Annual Meeting in 2007
     Jared A. Morris, age 31, has served as a director of the Company since September 2005. Since 2002, Mr. Morris has been an officer and a principal owner of Dumont Land, LLC and Marine One Acceptance Corp., both of which are subprime finance companies. He was Assistant Vice President, Underwriter of CIT Business Credit, a commercial finance company, from 2000 until 2002.
     Sean M. Traynor, age 37, has served as a director of the Company since April 2001. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, that he joined in 1999. Mr. Traynor also serves as a director for AmCOMP Incorporated, Ameripath, Inc., Select Medical Corporation, and several private companies.
Directors Whose Terms Expire at the Annual Meeting in 2008
     C. Allen Bradley, Jr., age 54, has served as Chairman of the Board since October 2005, Chief Executive Officer since December 2003 and President since November 2002. Mr. Bradley has served as a director since June 2003. From November 2002 until December 2003 he served as the Company’s Chief Operating Officer. Since joining the Company in 1994, Mr. Bradley has had principal responsibility for the management of underwriting operations (December 2000 through June 2005) and safety services (September 2000 through November 2002) and has served as General Counsel (September 1997 through December 2003) and Secretary (September 1997 through November 2002). Prior to joining the Company, he was engaged in the private practice of law.

     Austin P. Young III, age 65, has served as a director of the Company since November 2005. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. Prior to joining CellStar Corporation, Mr. Young was a partner in the Houston and New York offices of KPMG LLP for 22 years, Senior Vice President and Chief Financial Officer of American General Corporation for over eight years and Executive Vice President-Finance and Administration of Metamor Worldwide, Inc., an information technology company, for three years. Mr. Young serves as a Director and Chairman of the Finance, Risk Management and Audit Committee of Administaff, Inc. and as a Director and Chairman of the Audit Committee of Tower Group, Inc. Mr. Young also currently serves as Vice President, Treasurer and Director of The Park People, Vice President and Director of the Houston Fire Museum and Chairman of the Houston Zoo Advisory Council.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
     The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006. The Board is asking shareholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.
     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
The Board recommends a vote “FOR” Proposal 2.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
Board of Directors
     The Board presently consists of five members, four of whom are non-employee directors. If both director nominees are elected at the Annual Meeting, the Board will consist of six members, five of whom will be non-employee directors. The Board is currently divided into three classes with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders of the Company.
Director Compensation
     Prior to the completion of the Company’s initial public offering in November 2005, directors of the Company were not compensated for serving as directors. Effective upon the completion of the offering, the Board approved the director compensation program discussed below. For 2005, compensation for non-employee directors was prorated for the period from the completion of the offering to December 31, 2005.
     Cash Compensation. Non-employee directors of the Company receive an annual cash retainer of $30,000. Directors who are employees of the Company do not receive additional compensation for serving as directors. The chair of the Audit Committee receives an additional annual cash retainer of $15,000 and each other member of the Audit Committee receives an additional annual cash retainer of $5,000. The chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receive an additional cash retainer of $5,000. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.
     Stock-Based Compensation. Under the 2005 Non-Employee Director Restricted Stock Plan, non-employee directors receive an annual award of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or is continuing as a member of the Board. These shares vest at the next annual meeting of shareholders. In 2005, each non-employee director received a pro-rated award of 833 shares of restricted stock.
Corporate Governance
     The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:
•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
     Our corporate governance guidelines, code of business conduct and ethics and committee charters are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section. A copy of the Company’s Audit Committee charter is also attached to this Proxy Statement as Appendix A.
     The Board intends to periodically review its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or Nasdaq listing requirements.

Director Independence
     As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent. The Board has determined that each of the current non-employee directors, Mr. Morris, Mr. Queally, Mr. Traynor and Mr. Young, and the director nominee, Mr. Hallagan, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.
Board Meetings
     The Board held seven meetings during 2005. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.
     The Board has established a policy that its independent directors meet in executive session, without members of senior management present, at each regularly scheduled meeting of the full Board. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each preside as chair at meetings of independent directors at which the principal items to be considered are within the scope of the authority of the applicable committee. This approach is intended to provide leadership at all meetings of independent directors without the need to designate a single lead independent director.
Annual Meetings of Shareholders
     As part of the Company’s corporate governance guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend shareholders meetings. This Annual Meeting is the first shareholders meeting since the completion of the Company’s initial public offering and the Board’s adoption of the Company’s corporate governance guidelines.
Audit Committee
     The Audit Committee presently consists of Mr. Young (Chair), Mr. Morris and Mr. Traynor. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:
•	establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	preparing the Audit Committee report to be included in our annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.
     The Audit Committee met three times during 2005. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined by the rules of the NASD. The Board has also determined that Mr. Young meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board has determined that Mr. Young and Mr. Morris satisfy the SEC requirements relating to independence of audit committee members, but that Mr. Traynor does not. Because the Company completed its initial public offering in November 2005, the Company is permitted to phase in the independence of its Audit Committee over a one-year period ending in November 2006. If Mr. Hallagan is elected to serve as a director at the Annual Meeting, the Board intends to appoint him as a member of the Audit Committee, replacing Mr. Traynor. The Board has determined that Mr. Hallagan is “independent” under the requirements of both the NASD and the SEC. Accordingly, if Mr. Hallagan is elected at the Annual Meeting, we expect that all of our Audit Committee members will satisfy these requirements.
Compensation Committee
     The Compensation Committee presently consists of Mr. Queally (Chair), Mr. Morris and Mr. Young. The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and the Board. The functions and responsibilities of the Compensation Committee include:
•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	preparing the Compensation Committee report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter.
     The Compensation Committee did not meet during 2005. Each of the members of the Compensation Committee is independent under the Nasdaq listing requirements.

Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of Mr. Morris (Chair), Mr. Traynor and Mr. Young. The functions and responsibilities of the Nominating and Corporate Governance Committee include:
•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter.
     The Nominating and Corporate Governance Committee was formed in November 2005 in connection with the completion of our initial public offering. This Committee met once during 2005. Each of the members of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing requirements.
     Qualifications for Director Nominees. In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors, including the following:
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•	the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the NASD applicable to the Company and the rules promulgated by the SEC.

     The Nominating and Corporate Governance Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board.
     Shareholder Recommendations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received any recommendations for director candidates from shareholders. In considering director candidates recommended by shareholders, the Nominating and Corporate Governance Committee will also take into account such additional factors as it considers relevant, including:
•	the personal and professional qualities, characteristics, attributes, accomplishments and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.
     Shareholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:
•	the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•	a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by Nasdaq.
     The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Communications with the Board
     Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.
COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
Introduction
     The current Compensation Committee was formed upon the completion of the Company’s initial public offering in November 2005. The Committee is currently composed of three independent directors. Two members of the Committee, Jared Morris and Austin Young, joined the Board and the Committee subsequent to the determination of the base salary for our executive officers in 2005 and as a result did not participate in the Committee’s deliberations regarding these arrangements.
     In connection with the public offering, the Board adopted a number of corporate governance policies, including written charters for each of its standing committees. Under its charter, the Compensation Committee has responsibility for the Company’s executive compensation policies and practices, including the evaluation of the performance of, and determining the compensation for, our chief executive officer. The Compensation Committee charter is available in the Investor Relations section on the Company’s website at www.amerisafe.com. During 2006, the Committee intends to undertake a review of the Company’s compensation programs, including the mix of base salary and incentive compensation.
Executive Pay Policy
     The Company’s compensation programs are intended to attract, retain and motivate the key people necessary to lead the Company to achieve its strategic objective of increased shareholder value over the long term, reflecting the Committee’s belief that executive compensation should seek to align the interests of the Company’s executives with those of its shareholders. The program utilizes three components: (a) base salary, (b) short-term incentives and (c) long-term compensation in the form of stock options.
     In establishing compensation, the Compensation Committee seeks to provide a mix of base salary and incentive compensation that provides executives with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that the Company’s compensation practices do not put it at a competitive disadvantage in retaining and attracting key executives while ensuring an appropriate cost structure for the Company.
Base Salary
     We have an employment agreement with Allen Bradley, our chief executive officer, and each of our other executive officers. Under his employment agreement, Mr. Bradley is entitled to receive an annual base salary of not less than $275,000. Effective April 1, 2005, the Board approved an increase in Mr. Bradley’s base salary from $275,000 to $300,000.

Short-Term Incentive Program
     The Company maintains a discretionary short-term incentive program. This program is administered by the Committee. In making awards, the Committee considers both the performance of the Company, as well as the individual contributions of those eligible to receive an award.
     Historically, short-term incentive compensation awards were made in the form of cash bonuses. In making the decision with respect to short-term incentive awards for 2005, the Committee decided to make awards using a combination of cash bonuses and shares of restricted stock granted under the 2005 Equity Incentive Plan. For the chief executive officer and each of the other executive officers, the restricted stock component was 25% of the total short-term incentive compensation awarded for 2005. All shares of restricted stock awarded will vest one year after the date of the grant. The decision to award restricted stock as part of the short-term incentive compensation for 2005 was to encourage ownership of common stock by the executive officers and other members of the Company’s senior management.
     For 2005, Mr. Bradley was awarded a cash bonus of $225,000 and 7,035 shares of restricted stock. In making its decision with respect to this award, the Committee considered Mr. Bradley’s leadership role in the successful completion of the initial public offering, as well as the Company’s overall financial performance in 2005.
Stock Options
     In connection with the initial public offering, the Board and our shareholders approved the 2005 Equity Incentive Plan. The Equity Incentive Plan is administered by the Board and the Committee and is designed to provide incentive compensation to executive officers and other key management personnel. The grants are designed to align the interests of management with those of our shareholders and are intended as a long-term incentive for future performance. As such, the Committee does not presently intend to make awards of stock options under the Equity Incentive Plan to our executive officers on an annual basis.
     At an October 2005 meeting, the Board approved grants of stock options to our executive officers and certain other key employees. These option grants were made subject to the completion of the initial public offering. The number of options granted to specific individuals was dependent on the individual’s current performance, potential for promotion and expected impact on the future performance of the Company. Mr. Bradley received options to purchase 475,000 shares of our common stock. All grants were made at $9.00 per share, the initial price to the public in the offering and fair market value at the time of grant. These options vest 20% each year commencing on the first anniversary of the date of the grant.
Other
     The Committee intends to review the potential impact of the $1 million deduction limitation on executive compensation which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. Based on current compensation levels, the Committee currently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to the deduction limitation on an annual basis.
     This report is submitted by the members of the Compensation Committee of the Board.
Members of the Compensation Committee

Paul B. Queally (Chair)	Jared A. Morris	Austin P. Young III

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information regarding the compensation of our chief executive officer and each of our other executive officers for the years ended December 31, 2005 and December 31, 2004.

					Long Term
		Annual Compensation			Compensation Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Awards (2)	Options	Compensation (3)
C. Allen Bradley, Jr.	2005	$294,292	$225,000	$—	$75,000	475,000	$4,132
Chairman, President, Chief Executive Officer	2004	275,000	125,000	—	—	0	4,132

Geoffrey R. Banta	2005	215,833	105,000	—	35,000	237,500	4,132
Executive Vice President and Chief Financial Officer	2004	200,000	80,000	—	—	0	2,412

Arthur L. Hunt	2005	218,958	105,000	—	35,000	237,500	4,132
Executive Vice President, General Counsel and Secretary	2004	215,000	80,000	—	—	0	4,132

Craig P. Leach	2005	218,958	75,000	—	25,000	237,500	4,132
Executive Vice President, Sales and Marketing	2004	215,000	70,000	—	—	0	4,132

Mark R. Anderson (4)	2005	200,000	—	—	—	95,000	4,132
Former Chairman	2004	352,000	40,000	—	—	0	4,132

(1)	Perquisites and other personal benefits received by our executive officers in 2005 and 2004 are not included in the Summary Compensation Table because the aggregate amount of this compensation did not meet disclosure thresholds established under the SEC’s regulations.

(2)	None of our executive officers held shares of restricted stock on December 31, 2005. As a portion of the incentive compensation awards for 2005, each of our executive officers was granted shares of restricted stock, as follows: Mr. Bradley (7,035 shares), Mr. Banta (3,283 shares), Mr. Hunt (3,283 shares) and Mr. Leach (2,345 shares). These shares of restricted stock will vest on March 10, 2007. Our executive officers will be entitled to receive dividends, if any, on these shares of restricted stock.

(3)	For each of our executive officers in 2005, these amounts consist of (a) 401(k) plan matching contributions of $4,100 and (b) life insurance premiums paid by us in the amount of $32.

(4)	Mr. Anderson retired on December 31, 2005. He currently is a consultant to the Company. See “Employment and Consulting Agreements—Consulting Agreement” below.

Option Grants in Last Fiscal Year
     The following table contains information regarding stock option grants made to the executive officers named in the Summary Compensation Table during the year ended December 31, 2005.

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation for Option
Individual Grants					Term (1)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price per	Expiration
Name	Granted (2)	in 2005 (3)	Share	Date	5%	10%
C. Allen Bradley, Jr.	475,000	30.7	$9.00	11/17/2015	$2,688,525	$6,813,249

Geoffrey R. Banta	237,500	15.4	9.00	11/17/2015	1,344,262	3,406,625

Arthur L. Hunt	237,500	15.4	9.00	11/17/2015	1,344,262	3,406,625

Craig P. Leach	237,500	15.4	9.00	11/17/2015	1,344,262	3,406,625

Mark. R. Anderson	95,000	6.1	9.00	11/17/2015	537,705	1,362,650

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. Potential realizable value is determined by multiplying the per share market value of the Company common stock as of the date of the grant, which is equal to the per share exercise price of the option, and the sum of one plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.

(2)	The options vest with respect to 20% of the option shares on each of the first five anniversaries of the grant date.

(3)	Options to purchase a total of 1,545,168 shares of common stock were granted to employees in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     There were no options exercised by our executive officers during 2005. The following table contains certain information concerning the value of unexercised options at December 31, 2005.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at December 31, 2005		at December 31, 2005 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
C. Allen Bradley, Jr.	0	475,000	$0	$508,520

Geoffrey R. Banta	0	237,500	0	254,125

Arthur L. Hunt	0	237,500	0	254,125

Craig P. Leach	0	237,500	0	254,125

Mark. R. Anderson	0	95,000	0	101,650

(1)	The value of the options at December 31, 2005 is based upon a market value per share of $10.07, the closing price of the Company’s common stock on December 30, 2005.
Employment and Consulting Agreements
     Employment Agreements. We have an employment agreement with each of our executive officers that expires on January 1, 2008, unless extended. Beginning January 1, 2008, the term of each agreement is automatically extended for an additional one-year term unless either party provides notice not to extend the term. The agreements provide for an annual base salary of no less than $275,000 for Mr. Bradley, $200,000 for Mr. Banta and $215,000 for each of Mr. Hunt and Mr. Leach. They are also entitled to receive an annual bonus in an amount, if any, determined by the Compensation Committee. Each executive officer may participate in present and future benefit plans that are provided to our executive officers from time to time.
     If we terminate the employment of one of our executive officers without cause, as defined in the employment agreements, the terminated executive officer will be entitled to receive his base salary for a period of 12 months (or, in the case of Mr. Bradley, 18 months) payable in regular installments after the date of his termination. In addition, we have agreed to pay the terminated executive officer the actual cost of continuing health coverage premiums for a period of 12 months (or, in the case of Mr. Bradley, 18 months) after the date of his termination. Each of our executive officers has agreed during the term of his employment by us not to engage in any business competitive with us or solicit our employees, agents or policyholders without our prior written consent. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extend for a period of 12 months (or, in the case of Mr. Bradley, 18 months) after the date of termination. If these executive officers are terminated by us with cause or as a result of a resignation, as defined in the employment agreements, or if an executive officer elects not to renew the term of his employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (or, in the case of Mr. Bradley, 18 months) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after his termination or non-renewal, and (b) paying his base salary and the actual cost of his continuing health coverage premiums for a period of 12 months (or, in the case of Mr. Bradley, 18 months) after the date of his termination or non-renewal.
     Consulting Agreement. Mr. Anderson served as an executive officer of the Company from 1986 until his retirement on December 31, 2005. In connection with his retirement, we entered into an agreement with Mr. Anderson that provides that he will serve as an independent consultant for a five-year period expiring in January 2011. As a consultant, Mr. Anderson will perform general consulting and advisory services as may be requested from time to time by our Chief Executive Officer. Mr. Anderson will receive an annual fee of $125,000, payable quarterly, during the term of the agreement. The consulting agreement may be terminated by Mr. Anderson upon 90 days’ written notice to us, or by us upon notice to Mr. Anderson for cause.

     During the term of his agreement, Mr. Anderson is not permitted to engage, directly or indirectly, in a business similar to our business or to solicit our customers, clients or insureds within a designated area, unless he obtains our prior written consent. If the consulting agreement is terminated prior to its expiration, we have the right to extend this restriction for up to 24 months, but not beyond January 1, 2011, if we pay Mr. Anderson the consulting fee that he would otherwise have been entitled to receive during the extended period if the agreement had not been terminated. In addition, during the term of his agreement and for two years after the termination or expiration of his agreement, Mr. Anderson is not permitted, directly or indirectly, to solicit or induce any of our employees, agents (including insurance agents) or consultants to leave his or her employment or terminate his or her consulting agreement with us.
Certain Relationships and Related Transactions
     Registration Rights Agreement. The Company has entered into a registration rights agreement with the holders of our convertible preferred stock and certain holders of our common stock, including Paul B. Queally, Sean M. Traynor, the Jared Morris 1997 Trust, Welsh Carson and Sprout Group. Under the registration rights agreement, these holders may require the Company to register any or all of their shares of common stock (including shares of common stock issuable upon conversion of our outstanding convertible preferred stock) under the Securities Act of 1933 (the "Securities Act”), upon the request of:
•	the holders of a majority of certain shares of our common stock, including shares held by Mr. Queally, Mr. Traynor, Welsh Carson and Sprout Group;

•	the holders of 33% of the shares of our common stock previously issued upon exercise of certain warrants issued by the Company in 1998, including shares held by Mr. Queally, Welsh Carson and Sprout Group; or

•	beginning 180 days after the completion of our initial public offering, the holders of a majority of our convertible preferred stock.
     In addition, the holders of our convertible preferred stock and common stock that are party to the registration rights agreement have the right to request that the Company:
•	register shares of their common stock (including shares of common stock issuable upon conversion of our outstanding convertible preferred stock) with an anticipated aggregate sale price of at least $1.0 million under the Securities Act on a Form S-3 registration statement; and

•	include shares of their common stock in any registration statement whenever the Company proposes to register our common stock under the Securities Act.
     The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with these registrations, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling shareholders. In addition, the Company has agreed to indemnify these holders of our common stock and convertible preferred stock against certain liabilities, including liabilities under the Securities Act.
     Concentra Inc. The Company has entered into arm’s length agreements with subsidiaries of Concentra Inc., pursuant to which they provide the Company with health care management, cost containment and claims management services. Affiliates of the Company’s principal shareholder, Welsh Carson, beneficially own a majority of the outstanding shares of common stock of Concentra. Two of our current directors, Paul B. Queally and Sean M. Traynor, are general partners of Welsh Carson. In addition, Mr. Queally is the Chairman of the Board and a director of Concentra. Under the terms of these agreements, the Company made payments to subsidiaries of Concentra of approximately $1.3 million in 2005.

EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2005, the Company’s 2005 Equity Incentive Plan and 2005 Non-Employee Director Restricted Stock Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The table provides information as of December 31, 2005.

	Number of shares of	Weighted-average	Number of shares of common
	common stock to be issued	exercise price of	stock remaining available for
	upon exercise of outstanding	outstanding options,	future issuance under equity
Plan Category	options, warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by shareholders	1,545,168	$9.00	401,500 (1)

Equity compensation plans not approved by shareholders	0	0	0

(1)	Represents 354,832 shares of common stock available for issuance under the 2005 Equity Incentive Plan and 46,668 shares of common stock available for issuance under the 2005 Non-Employee Director Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
     The tables below provide information regarding the beneficial ownership of the Company’s common stock and Series C convertible preferred stock as of March 24, 2006 for:
•	each of our directors and director nominee;

•	each of our executive officers;

•	all directors, director nominee and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock or Series C convertible preferred stock.
     The tables below list the number of shares and percentage of shares beneficially owned based on 17,440,000 shares of common stock and 300,000 shares of Series C convertible preferred stock outstanding as of March 24, 2006. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of our common stock into which each share of Series C convertible preferred stock is $20.58 per share. Holders of Series C convertible preferred stock are entitled to vote on all matters to be voted on by our shareholders and vote as a single class with the holders of our common stock.
     Beneficial ownership of the Company’s common stock and Series C convertible preferred stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock or Series C convertible preferred stock shown as beneficially owned by them.
Directors, Director Nominee and Executive Officers

	Beneficial Share Ownership
		Percentage of	Percentage
	Number of	Outstanding	of Total
Name of Beneficial Owner	Shares	Shares	Vote (1)
Common Stock

C. Allen Bradley, Jr (2)	22,429	*	*

Jared A. Morris (3)	48,650	*	*

Paul B. Queally (4)	5,988	*	*

Sean M. Traynor (4)	835	*	*

Austin P. Young III	1,333	*	*

Thomas W. Hallagan	0	*	*

Geoffrey R. Banta (2)	3,283	*	*

Arthur L. Hunt (2)	4,104	*	*

Craig P. Leach (2)	3,132	*	*

All directors, director nominee and executive officers as a group (9 persons)	89,754	*	*

*	Less than 1%.

(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is $20.58 per share.

(2)	Includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. Bradley (7,035 shares), Mr. Banta (3,283 shares), Mr. Hunt (3,283 shares), and Mr. Leach (2,345 shares).

(3)	Includes 47,817 shares beneficially owned through the Jared Morris 1997 Trust, of which Mr. Morris is a trustee.

(4)	Mr. Queally is a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. Mr. Traynor is a general partner equivalent of certain funds managed by Welsh, Carson, Anderson & Stowe, L.P. Each of Mr. Queally and Mr. Traynor may be deemed to have shared voting and investment power with respect to shares of common stock held by Welsh Carson. For information regarding shares held by Welsh Carson, see “— Other Five Percent Holders” below.
Other Five Percent Holders
     The following table sets forth information regarding the number and percentage of shares of common stock and Series C convertible preferred stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock or Series C convertible preferred stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on March 15, 2006.

	Beneficial Share Ownership
		Percentage of	Percentage
	Number of	Outstanding	of Total
Name of Beneficial Owner	Shares	Shares	Vote (1)
Common Stock

Welsh Carson (2)	7,697,495	44.1%	40.7%

RS Investment Management (3)	1,504,793	8.6%	8.0%

Abbott Capital 1330 Investors (4)	971,817	5.3%	5.1%

Teachers Insurance and Annuity Association of America (5)	971,817	5.3%	4.9%

Wells Fargo & Company (6)	900,100	5.2%	4.8%

Neuberger Berman (7)	893,041	5.1%	4.7%

SuNOVA (8)	890,000	5.1%	4.7%

Credit Suisse (9)	885,517	5.1%	4.7%

Series C Convertible Preferred Stock

Abbott Capital 1330 Investors (4)	200,000	66.7%	5.1%

Northwestern Mutual Life Insurance Company (10)	50,000	16.7%	1.3%

Jackson National Life Insurance Company (11)	49,251	16.4%	1.3%

(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is the current conversion price of $20.58 per share.

(2)	According to a Schedule 13G filed by Welsh, Carson, Anderson & Stowe VII, L.P. (“WCAS VII”) and WCAS Healthcare Partners, L.P. (“WCAS HP”), WCAS VII has sole voting and dispositive power with respect to 7,636,475 shares of common stock and WCAS HP has sole voting and dispositive power with respect to 61,020 shares of common stock. The address for these Welsh Carson entities is 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)	According to a Schedule 13G filed by RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht, these persons and entities have shared voting and dispositive power with respect to 1,504,793 shares of common stock. The Schedule 13G provides that RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock. In addition, they reported that no individual client’s holdings of shares of common stock are more than five percent of the outstanding shares. The address for RS Investment Management is 388 Market Street, Suite 1700, San Francisco, California 94111.

(4)	According to a Schedule 13G filed by Abbott Capital 1330 Investors I, LP, Abbott Capital 1330 GenPar I, LLC, Abbott Capital Management, LLC, Raymond L. Held, Thaddeus I. Gray, Jonathan D. Roth, Kathryn J. Stokel, Lauren M. Massey and Charles H. van Horne, the foregoing have shared voting and dispositive power with respect to 971,817 shares of common stock that may be acquired pursuant to the conversion of Series C convertible preferred stock. The address for Abbott Capital is 1211 Avenue of the Americas, Suite 4300, New York, New York 10036-5422.

(5)	According to a Schedule 13G filed by Teachers Insurance and Annuity Association of America (“Teachers”), Teachers has sole voting and dispositive power with respect to 971,817 shares of common stock that may be acquired pursuant to the conversion of Series D convertible preferred stock into non-voting common stock, and the subsequent conversion of the non-voting common stock into common stock. The address for Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, New York 10017.

(6)	According to a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”), Wells Fargo has sole voting power with respect to 817,900 shares of common stock and sole dispositive power with respect to 900,100 shares of common stock and Wells Capital has sole voting power with respect to 817,900 shares of common stock and sole dispositive power with respect to 883,700 shares of common stock. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94104. The address for Wells Capital is 525 Market Street, San Francisco, California 94105.

(7)	According to a Schedule 13G filed by Neuberger Berman, Inc. (“NBI”), NBI has sole voting power with respect to 124,959 shares of common stock and, together with Neuberger Berman, LLC (“NBLLC”) and Neuberger Berman Management Inc. (“NBMI”), is deemed to have shared voting power with respect to 283,682 shares of common stock. The Schedule 13G provides that the remaining shares beneficially owned by NBI are for individual client accounts of NBLLC over which NBLLC does not have voting power. The Schedule 13G further provides that NBI, NBLLC and NBMI have shared dispositive power with respect to 893,041 shares of common stock. The address for NBI is 605 Third Avenue, New York, New York 10158.

(8)	According to a Schedule 13G filed by SuNOVA Partners, L.P. (“SuNOVA Partners”), SuNOVA Long-Term Opportunity Fund, L.P. (“SuNOVA Long-Term”), SuNOVA Holdings, LLC (“SuNOVA Holdings”), SuNOVA Capital, LP (“SuNOVA Capital”), SuNOVA, LLC (“SuNOVA LLC”), Mr. Matthew Byrnes and Ms. Felice Gelman, SuNOVA Partners has shared voting and dispositive power with respect to 292,900 shares of common stock, SuNOVA Long-Term has shared voting and dispositive power with respect to 55,650 shares of common stock, SuNOVA Holdings has shared voting and dispositive power with respect to 348,550 shares of common stock, each of SuNOVA Capital and SuNOVA LLC has shared voting and dispositive power with respect to 541,450 shares of common stock, and each of Matthew Byrnes and Felice Gelman has shared voting and dispositive power with respect to 890,000 shares of common stock. The address for SuNOVA is 780 Third Avenue, 5th Floor, New York, New York 10017.

(9)	According to a Schedule 13G filed by Credit Suisse, Credit Suisse shares voting and dispositive power with respect to 885,517 shares of common stock. The address for Credit Suisse is Eleven Madison Avenue, New York, New York 10010.

(10)	The number of shares of common stock to be issued upon conversion of the shares of Series C convertible preferred stock will represent less than five percent of both the outstanding shares of common stock and the percentage of total vote. The address for Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(11)	The number of shares of common stock to be issued upon conversion of the shares of Series C convertible preferred stock will represent less than five percent of both the outstanding shares of common stock and the percentage of total vote. The address for Jackson National Life Insurance Company is c/o PPM America, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.

INDEPENDENT PUBLIC ACCOUNTANTS
     Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2005 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2006. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.
     Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2005 and 2004, and fees billed for other services rendered by Ernst & Young.

	2005	2004
Audit Fees (1)	$1,308,059	$231,831
Audit-Related Fees (2)	3,500	535
Tax Fees (3)	26,270	10,323
All Other Fees	0	0

(1)	“Audit Fees” consist principally of fees for the audit of the Company’s consolidated financial statements. The fees for 2005 also include $746,522 related to the Company’s initial public offering, including reviews of the Company’s quarterly financial information.

(2)	“Audit-Related Fees” consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool.

(3)	“Tax Fees” consist principally of fees for tax compliance, tax advice and tax planning.
     Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

AUDIT COMMITTEE REPORT
     Management is responsible for the Company’s system of internal controls over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
     The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all annual financial statements prior to their issuance. During 2005, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.
Members of the Audit Committee

Austin P. Young III (Chair)	Jared A. Morris	Sean M. Traynor

SHAREHOLDER RETURN PERFORMANCE GRAPH
     The following performance graph compares the cumulative total shareholder return on the Company’s common stock with the S&P Smallcap 600 Index and the S&P Property and Casualty Insurance Index, assuming an initial investment of $100 on November 18, 2005, the first day of trading of the Company’s common stock, and the reinvestment of all dividends, if any.
Comparison of Cumulative Shareholder Return

	11/18/05	11/30/05	12/31/05
AMERISAFE	$100	$109.22	$111.89
S&P Smallcap 600 Index	100	99.19	98.27
S&P Property & Casualty Insurance Index	100	98.52	96.33

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2005 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a), except that , each of Paul B. Queally, Sean M. Traynor and Welsh Carson did not report timely one sale of common stock by Welsh Carson on December 14, 2005. Each of Mr. Queally, Mr. Traynor and Welsh Carson reported this transaction on a Form 5 filed in January 2006.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
     In order to be included in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders, a shareholder proposal must be received in writing by Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by December 6, 2006, and otherwise comply with all requirements of the SEC for shareholder proposals.
     In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than January 5, 2007 and no later than February 4, 2007. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

/s/ Arthur L. Hunt
Arthur L. Hunt
Executive Vice President,
General Counsel and Secretary
DeRidder, Louisiana
April 5, 2006

Appendix A
AMERISAFE, INC.
AUDIT COMMITTEE CHARTER
(Adopted October 17, 2005)
Purposes
     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) oversees (a) the accounting and financial reporting processes of the Company and (b) the audits of the financial statements of the Company.
Composition
     Size. The size of the Committee shall be determined by the Board, but shall consist of no fewer than three members.
     Qualifications.
1.	Independence. Each Committee member shall meet the independence criteria of (a) the listing requirements of the National Association of Securities Dealers, Inc. (“NASD”), as such requirements are interpreted by the Board in its business judgment, and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the NASD. Notwithstanding the foregoing, one member of the Board who: (x) does not meet the independence criteria for membership on the Committee or the listing requirements of the NASD, (y) meets the independence criteria of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder, and (z) is not a current officer or employee of the Company or a family member of such an officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such member’s membership on the Committee is required in the best interests of the Company and its shareholders and the Board discloses, in the Company’s next annual proxy statement, the nature of the relationship of such member with the Company and the reasons for the determination of the Board, provided that such member may not serve longer than two years on the Committee and may not serve as the Committee Chair.

2.	Preparation of Financial Statements. No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to the proposed appointment of such member to the Committee.

3.	Financial Expertise. Each Committee member shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board shall determine, in its business judgment, whether at least one member has such financial sophistication. The designation or identification of a person as having such financial sophistication shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and the Board in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the Committee or the Board.

4.	Compensation Guidelines. Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. Permitted compensation includes (a) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a committee of the Board) and/or (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service.
     Appointment and Removal. The Board selects Committee members based on recommendations of the Nominating and Corporate Governance Committee. The Board will select a Committee Chair from among Committee members. Each Committee member will serve at the pleasure of the Board for such term as the Board may determine or until such Committee member is no longer a Board member.
Duties and Responsibilities
     The Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.
     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor will report directly to the Committee.
     In performing its responsibilities, the Committee shall:
1.	Retain the Independent Auditors. The Committee has the sole authority to (a) retain and terminate the Company’s independent auditors, (b) approve all audit engagement fees, terms and services, and (c) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. The Committee Chair, or any other Committee member designated by the Committee Chair, has the authority to grant interim pre-approvals of non-audit engagements required by such sections; provided, however, that if the Committee Chair, or his or her designee, pre-approves services pursuant to this authority, then the Committee Chair, or his or her designee, shall present the details of such pre-approval, including but not limited to cost estimates and a detailed description of the pre-approved services, to the full Committee at the next scheduled meeting of the Committee. The Committee may ratify, amend or revoke any pre-approval of services granted by the Committee Chair, or his or her designee, pursuant to the authority delegated under this Charter; provided, that any amendment or revocation by the Committee will not affect the validity of the interim approval.

2.	Review and Discuss the Independence of the Auditors. In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, including Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors, and (c) taking, or recommending that the Board take, appropriate action to oversee the independence of the auditors. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

3.	Set Hiring Policies. The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

4.	Review and Discuss the Audit Plan. The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing.

5.	Review and Discuss Conduct of the Audit. The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management, and (c) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

6.	Review and Discuss Financial Statements and Disclosures. The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

7.	Review and Discuss Earnings Press Releases. The Committee is to review and discuss with appropriate officers of the Company earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

8.	Appointment of Internal Control Executive. The Committee is to review the appointment and replacement of the Company’s senior internal auditing officer (the ”Internal Audit Officer”) and, if applicable, the Company’s third party provider of internal audit services (the “Internal Audit Service Provider”).

9.	Review and Discuss Internal Audit Plans. The Committee is to review and discuss with the Internal Audit Officer or, if the Company does not have an Internal Audit Officer, the Internal Audit Service Provider, the plans for and the scope of their ongoing audit activities, including adequacy of the budget and staffing.

10.	Review and Discuss Internal Audit Reports. The Committee is to review and discuss with the Internal Audit Officer and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department. If the Company does not have an internal auditing department, the Committee is to review and discuss with the Internal Audit Service Provider the annual report of the audit activities, examinations and results thereof of the Internal Audit Service Provider.

11.	Review and Discuss the Systems of Internal Accounting Controls. The Committee is to review and discuss with the independent auditors, the Internal Audit Officer, the General Counsel and, if and to the extent deemed appropriate by the Committee Chair, members of their respective staffs, the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (a) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC, and (b) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.	Review and Discuss the Recommendations of Independent Auditors. The Committee is to review and discuss with the Internal Audit Officer and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the Internal Audit Officer, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

13.	Review and Discuss the Audit Results. The Committee is to review and discuss with the independent auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, a review of (x) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (y) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and (z) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

14.	Obtain Assurances under Section 10A(b) of the Exchange Act. The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

15.	Discuss Risk Management Policies. The Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss with appropriate officers of the Company the major financial risk exposures of the Company and the steps management has taken to monitor and control these exposures.

16.	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Conduct. The Committee is to periodically obtain reports from management, the Internal Audit Officer and the independent auditors that the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. The Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Committee should advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

17.	Approve Related Party Transactions. The Committee is to approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

18.	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies. The Committee is to establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD.

19.	Discuss Matters Regarding Financial Statements or Compliance Policies. The Committee should discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

20.	Review and Discuss Other Matters. The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

21.	Make Board Reports. The Committee should report its activities regularly to the Board in such manner and at such times as the Committee and the Board deem appropriate, but in no event less than once a year. Such report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

22.	Maintain Flexibility. The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.
Meetings
     The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee Chair shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.
     The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.
Resources and Authority
     The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

     The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Audit Committee Report
     The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report to be included in the Company’s annual proxy statement.
Annual Review
     At least annually, the Committee will (a) review the adequacy of this Charter and recommend any changes to the Board, and (b) evaluate it own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

AMERISAFE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2006
      Arthur L. Hunt and Geoffrey R. Banta, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock and Series C convertible preferred stock of AMERISAFE, inc. (the “Company”) held of record by the undersigned on March 24, 2006, at the Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on May 15, 2006, at the Company’s corporate headquarters located at 2301 Highway 190 West, DeRidder, Louisiana 70634 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
AMERISAFE, INC.
May 15, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided.¯

■	20230000000000000000 0	051506

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.	☑
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2006.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Thomas W. Hallagan Paul B. Queally
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The shareholder below acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report, each of which has been furnished herewith.

☐	FOR ALL EXCEPT (See Instructions below)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method,
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.